UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 14, 2011

DFC GLOBAL CORP.

(Exact name of registrant as specified in charter)

Not Applicable

(Former name or former address, if changed since last report)

DELAWARE	000-50866	23-2636866
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
(Address of principal executive offices)		(Zip Code)

610-296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2011, DFC Global Corp. (“the Company”) appointed Kenneth Schwenke as President of the Company. Mr. Schwenke, age 58, has served as a director of the Company since 2006 and in connection with his appointment as President resigned from the board effective November 10, 2011. In connection with his appointment as President, the Company has entered into an employment agreement (the “Agreement”) with Mr. Schwenke, the material terms of which are summarized below. The Company received advice from a nationally recognized independent compensation consultant in connection with its entry into the Agreement.

Under the terms of the Agreement, Mr. Schwenke will serve as President until December 31, 2014, subject to the Company’s election to renew the Agreement for one or more additional one year terms. Under the Agreement, Mr. Schwenke will receive annual base salary of $550,000 and an annual target bonus opportunity based on the achievement of overall corporate performance objectives, to be determined by the Company’s Human Resources and Compensation Committee of the board of directors (the “Committee”), equal to 90% of his base salary (with the ability to receive a maximum bonus of 180% of his base salary). Additionally, Mr. Schwenke will be eligible to earn a signing bonus of $150,000 in the aggregate, payable in three equal annual installments if Mr. Schwenke remains employed by the Company through December 15 of each of 2011, 2012 and 2013 respectively.

Within 30 days of Mr. Schwenke’s commencement of employment, he will receive an award (the “Award”) under the Company’s Long Term Incentive Plan (LTIP) having a grant date value (determined in accordance with Generally Accepted Accounting Principles) of $750,000. The Award shall consist of non-qualified stock options having a grant date value of $300,000, restricted stock units having a grant date value of $300,000, and $150,000 in cash. Restricted stock units and non-qualified stock options granted pursuant to the Award shall vest ratably on a quarterly basis over a three-year period beginning January 1, 2012, subject to Mr. Schwenke remaining continuously employed with the Company through the applicable vesting dates. Cash awards granted pursuant to the Award shall vest ratably on an annual basis over a three-year period, with one-third of such award vesting on each of June 30, 2012, June 30, 2013 and June 30, 2014, subject to Mr. Schwenke remaining continuously employed with the Company through the applicable vesting date and, in part, subject to performance conditions to be established by the Committee.

In addition, Mr. Schwenke will receive a monthly car lease or allowance and will be eligible to participate in all employee and executive pension and welfare benefit plans generally available to senior executives of the Company.

Pursuant to the Agreement, Mr. Schwenke’s employment may be terminated by the Company with or without cause, or by Mr. Schwenke with or without good reason. If Mr. Schwenke’s employment is terminated by the Company without cause or by Mr. Schwenke for good reason, or upon his death or disability, Mr. Schwenke will receive payment of accrued obligations, twelve months continuation of his annual base salary, an annual bonus payment equal to the average of the prior two years’ bonuses, payment towards Mr. Schwenke’s COBRA premiums equal to the amount paid by the Company towards its group health plans for active Company employees for twelve months, continued Company payment of life and disability insurance and his car lease or allowance for twelve months, payment of any unpaid signing bonus, and with respect to outstanding and vested stock options as of his termination, such options will remain exercisable for twelve months (subject to earlier termination upon the option’s original termination date or the tenth anniversary of the original grant date).

Notwithstanding the foregoing, if Mr. Schwenke’s employment is terminated by the Company without cause or by Mr. Schwenke for good reason within eighteen months of a change in control of the Company, Mr. Schwenke will receive payment of accrued obligations, eighteen months continuation of his annual base salary, payment equal to one and a half times the average annual bonus received in the prior two years, payment of any unpaid signing bonus, accelerated vesting of all outstanding equity and the group health, life, disability, automobile and extended stock option exercise period benefits described above.

Additionally, Mr. Schwenke will be subject to any management compensation recoupment policy developed by the Company’s Board or the Committee that is necessary to comply with applicable law, and non-competition, non-solicitation, confidentiality and intellectual property assignment covenants.

The above summary of the material amended terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and is in its entirety incorporated in this Item 5.02.

The Company issued a press release dated November 14, 2011 announcing Mr. Schwenke’s resignation from the board and his appointment as President of the Company as described under this Item 5.02. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

10.1	Employment Agreement, dated November 14, 2011, between Dollar Financial Group, Inc. and Kenneth Schwenke.

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC GLOBAL CORP.

Date: November 14, 2011	By:	/s/ William M. Athas
Name: William M. Athas
Title: Senior Vice President of Finance and Corporate Controller

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Employment Agreement, dated November 14, 2011, between Dollar Financial Group, Inc. and Kenneth Schwenke.

99.1	Press Release.